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                                                                   EXHIBIT 10.22
                              [AETNA LETTERHEAD]



                                                 INTEROFFICE COMMUNICATION

                                                 ELEASE E. WRIGHT
                                                 Senior Vice President
                                                 Corporate Human Resources, RC3A
                                                 (860) 273-8371
                                                 Fax:  (860) 560-8721


To            Alan J. Weber

Date          September 6, 2000

Subject       Special Severance Arrangements


This memorandum is to outline severance arrangements for you. The severance benefits described below replace paragraphs 11 and 12 of the Company's letter agreement with you dated June 11, 1998. Notwithstanding the provisions in this memorandum, you remain an employee-at-will of Aetna Inc. or one of its subsidiaries or affiliates ("the Company") and the Company may terminate your employment at any time with or without cause or notice.

In the event that a Change in Control (as defined below) occurs and during the two year period following such Change in Control (i) your employment is involuntarily terminated by the Company for any reason other than gross misconduct in the performance of your duties, or (ii) you terminate your employment for any reason (other than in circumstances of gross misconduct in the performance of your duties) subsequent to the later of April 1, 2001 or the close of the calendar quarter ending subsequent to the Change in Control, you will be entitled to 156 weeks continuation of your cash compensation (calculated for these purposes at 200% of your base salary) in lieu of any severance or salary continuation benefit to which you may otherwise have been entitled and without any duplication of benefits upon delivery to the Company of a release of any employment-related claims in the Company's customary form. For these purposes, a Change in Control is described in Attachment A and incorporated herein. In addition, all sign-on stock option awards and sign-on restricted stock awards not previously vested will vest effective on the date of termination.

In consideration of the foregoing, you agree that you will be subject to the Company's Change in Control Excise Tax Policy for Selected Officers (the "Policy"). You have received a memorandum describing the Policy and understand and agree that application of this Policy may cause a reduction in the amount payable to you hereunder and/or a cancellation or delay in the vesting of awards you have received or may receive under the Company's compensation plans and programs (e.g., stock options, ACEShares, etc.) (collectively, the "Compensation Plans"). The terms of the Policy are incorporated herein by reference and shall have the effect of amending any contrary terms of this agreement, any Compensation Plan and any agreement under any Compensation Plan.

During the period you receive severance payments under either of the arrangements described above, you will be eligible for the same employee benefits, if any, as are provided under the severance plan or program in which you otherwise would have been eligible to participate but for this special arrangement.
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Page 2
Alan J. Weber
September 6, 2000




Upon the consummation of the Agreement and Plan of Restructuring and Merger among ING America Insurance Holdings, Inc., Aetna Inc., et. al. dated as of July 19, 2000, all undertakings by the Company hereunder shall be obligations of Aetna U.S. Healthcare, Inc. and its subsidiaries and you shall have no right to bring any claim or action against ING America Insurance Holdings, Inc. or any of its subsidiaries or affiliates.

Please signify your receipt and agreement to the foregoing by signing and returning a copy of this memorandum to me.

Aetna Inc.                                        Agreed:



By:        /s/ Elease E. Wright                        /s/ Alan J. Weber
      ------------------------------              ------------------------------
                                                           Alan J. Weber

                                                  Date:        9/6/2000
                                                          ----------------------

Att:  1 (Definition of Change in Control)

Enc:  1 (Excise Tax Policy for Selected Officers)
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                                                                    ATTACHMENT A



"Change in Control" means the happening of any of the following:

       (i) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding Aetna Inc. (the "Company") and any subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities;

       (ii) When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Paragraph (ii); or

       (iii) The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, or by merger, or otherwise.
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                                                                     ENCLOSURE 1



                                      INTEROFFICE COMMUNICATION


                                      JAMES H. GOULD
                                      Vice President
                                      Compensation, Benefits & HR Services, RW2A
                                      (860) 273-8588
                                      Fax:  (860) 273-2030

To:       Alan J. Weber

Date:     September 6, 2000

Subject:  Change in Control Excise Tax Policy for Selected Officers

Pursuant to the memorandum agreement (the "Agreement") provided to you by Aetna Inc. (together with any successor, "Aetna") as of the date hereof setting forth your severance protection in the event of a change in control, you have agreed that you will be subject to the Aetna Change in Control Excise Tax Policy for Selected Officers. This memorandum sets forth the terms of that policy as it applies to you.

1.   Initial Determinations by Accounting Firm.

     In the event that a change in "the ownership or effective control" of Aetna or "the ownership of a substantial portion of the assets" of Aetna (a "Change in Ownership") occurs or is expected to occur (in either case within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), Aetna shall retain a national accounting firm selected by Aetna and reasonably acceptable to you (the "Accounting Firm") to perform the calculations necessary under this memorandum. The Accounting Firm shall have discretion to retain an independent appraiser with adequate expertise (the "Appraiser") to provide any valuations necessary for the Accounting Firm's calculations hereunder. Aetna shall pay all the fees and costs associated with the work performed by the Accounting Firm and any Appraiser retained by the Accounting Firm. If the Accounting Firm has performed services for any person, entity or group in connection with the Change in Ownership, you may select an alternative national accounting firm to be the Accounting Firm. If the Appraiser otherwise performs work for any of the entities involved in the Change in Ownership or their affiliates (or has performed work for any such entity within the three years preceding the calculations hereunder), then you may select an alternative appraiser of national stature with adequate expertise to be the Appraiser. The Accounting Firm shall provide promptly to both Aetna and you a written report setting forth the calculations required under this memorandum, together with a detail of all relevant supportive data, valuations and calculations. All determinations of the Accounting Firm shall be binding on you and Aetna. When making the calculations required hereunder, you shall be deemed to pay:

- Federal income taxes at the highest applicable marginal rate of Federal income taxation for the taxable year for which any such calculation is made, and

- any applicable state and local income taxes at the highest applicable marginal rate of taxation for the taxable year for which any such calculation is made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.
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     The Accounting Firm shall determine (the "Initial Determination"):

     (i) the aggregate amount of all payments, benefits and distributions provided by Aetna to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, plan or arrangement of Aetna or otherwise (other than any payment pursuant to this memorandum) which are in the nature of compensation and contingent upon a Change in Ownership (valued pursuant to Section 280G of the Code) (collectively the "Payments"); and

     (ii) the maximum amount of the Payments you would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (the "Payment Cap") (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter collectively referred to as the "Excise Tax").

2.   Initial Treatment of Payments.

     (a) If the amount of the Payments does not exceed the Payment Cap, you shall be entitled to receive the full amount of the Payments.

     (b) If the amount of the Payments exceeds the Payment Cap by less than 10% of the Payment Cap amount, then, notwithstanding anything to the contrary, the amount of the Payments payable to you shall be reduced to the amount of the Payment Cap. In the event that the Payments are subject to reduction hereunder, you shall have the right to designate which of the Payments will be reduced or eliminated.

     (c) If the amount of the Payments exceeds the Payment Cap by more than 10% of the Payment Cap amount, then the amount of the Payments you are entitled to receive shall not be reduced and Aetna shall pay to you an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest and penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by the Accounting Firm.

3.   Redeterminations Based on IRS or Court Ruling.

     If after the date of the Initial Determination (A) you become entitled to receive additional Payments (including, without limitation, severance) contingent upon the same Change in Ownership, or (B) you become subject to the terms of any final binding agreement between you and the Internal Revenue Service or any decision of a court of competent jurisdiction which is not appealable or for which the time to appeal has lapsed (a "Final Determination") and which is contrary to the Initial Determination, then based upon such additional Payments or such Final Determination (as the case may be), the Accounting Firm shall recalculate:

     (i) the aggregate Payments (such recalculated amount, the "Redetermined Payments"); and
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     (ii) the maximum amount of the Redetermined Payments you would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (the "Redetermined Payment Cap") (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter referred to as the "Redetermined Excise Tax").

4.   Reconciliations Based on Redeterminations.

     (a) If the Redetermined Payment Cap is greater than the Payment Cap (and your Payments were reduced pursuant to paragraph 2(b)), then Aetna shall promptly pay you the amount by which the Redetermined Payments Cap exceeds the Payment Cap, together with interest on such difference at the applicable Federal rate (as defined in Section 1274(d) of the Code) (the "Federal Rate") from the original Payment due date to the date of actual payment of the difference by Aetna.

     (b) If the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by less than 10%, then, notwithstanding anything to the contrary, the amount of the Redetermined Payments that you are entitled to receive and retain shall be reduced to the amount of the Redetermined Payment Cap. In the event that the Redetermined Payments are subject to reduction under this paragraph and any such portion of the Redetermined Payments have no yet been paid to you, you shall have the right to designate which portion of such unpaid Redetermined Payments should be reduced or eliminated. If you have previously received any Payments in excess of the Redetermined Payment Cap, such excess Payments shall be deemed for all purposes to be a loan to you made on the date of receipt of such excess Payments, which you shall have an obligation to repay to Aetna on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such excess Payments to the date of repayment by you. Notwithstanding the foregoing, if any portion of such excess Payments which is to be refunded to Aetna has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to you, and interest payable to Aetna shall not exceed interest received or credited to you by such tax authority for the period it held such portion. In addition, if, pursuant to a Final Determination, any such excess Payments are not deemed a loan and as a result you are subject to Redetermined Excise Tax, then you shall be treated as if the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by more than 10% under paragraph 3(c) and you shall be entitled to the Supplemental Gross-Up Payment, subject to all the attendant conditions set forth below.

     (c) If the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by more than 10%, then the amount of the Redetermined Payments you are entitled to receive and retain shall not be reduced and Aetna shall pay to you an additional payment (a "Supplemental Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest and penalties imposed with respect to such taxes), including any Redetermined Excise Tax, imposed on the Supplemental Gross-Up Payment you retain an amount of the Supplemental Gross-Up Payment; provided that if you have previously received a Gross-Up Payment, the amount of the Supplemental Gross-Up Payment shall be reduced by the amount of the Gross-Up Payment you previously received, so that you will be fully reimbursed, but will not receive duplicative reimbursements. If, however, the Excise Tax exceeds the Redetermined Excise Tax, the excess Gross-Up Payment that has been paid to you shall be deemed for all purposes to be a loan to you made on the date of receipt of such excess Gross-Up Payment, which you shall have an obligation to repay to Aetna on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such excess Gross-Up Payment to the date of repayment by you. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to Aetna has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to you, and interest payable to Aetna shall not exceed interest received or credited to you by such tax authority for the period it held such portion. You and Aetna shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if your good faith claim for refund or credit is denied.

5.   Procedures With Respect to IRS Claims.

     You shall notify Aetna in writing of any claim by the Internal Revenue Service relating to any unpaid excise tax applicable to the Payments. Such notification shall be given as soon as practicable but no later than twenty business days after you know of such claim and shall apprise Aetna of the nature of such claim, any assessment under such claim and the date on which such assessment is requested to be paid. You shall not pay such claim prior to the expiration of the thirty day period following the date on which you give such notice to Aetna (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Aetna notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

     (a) give Aetna any information reasonably requested by Aetna relating to such claim,

     (b) take such action in connection with contesting such claim as Aetna shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Aetna,

     (c) cooperate with Aetna in good faith in order effectively to contest such claim, and

     (d)  permit Aetna to participate in any proceedings relating to such claim;

     provided, however, that Aetna shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing, Aetna shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Aetna shall determine; provided, however, that if Aetna directs you to pay such claim and sue for a refund, Aetna shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Aetna's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     If after the receipt by you of an amount advanced by Aetna pursuant to the foregoing, you become entitled to receive any refund with respect to such claim, you shall (subject to Aetna's complying with the requirements of above with respect to any contestation of an excise tax claim) promptly pay to Aetna the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by you of an amount advanced by Aetna hereunder, a determination is made that you shall not be entitled to any refund with respect to such claim and Aetna does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Supplemental Gross-Up Payment required to be paid hereunder. The forgiveness of such advance shall be considered part of the Supplemental Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.

     Upon the consummation of the Agreement and Plan of Restructuring and Merger among ING America Insurance Holdings, Inc., Aetna Inc., et. al. dated as of July 19, 2000, all undertakings by the Company hereunder shall be obligations of Aetna U.S. Healthcare, Inc. and its subsidiaries and you shall have no right to bring any claim or action against ING America Insurance Holdings, Inc. or any of its subsidiaries or affiliates.

     The terms of this document shall not be amended, modified or curtailed without your written consent.